Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 and 2005 Equity Incentive Plans and 2005 Employee Stock Purchase Plan of our reports dated September 13, 2004 (except Note 17, as to which the date is January 26, 2005) and December 10, 2004 (except Note 17, as to which the date is January 26, 2005), with respect to the consolidated financial statements included in the Registration Statement (Form S-1 333-119967) and the related Prospectus filed with the Securities and Exchange Commission.

Chicago, Illinois

February 8, 2005